SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made and entered into by and between Flint Telecom Group, Inc., a Nevada Corporation (“Debtor”), and CHINA VOICE HOLDING CORP., a Nevada Corporation, (“Secured Party”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby grants to Secured Party a security interest in and to the Collateral, as herein defined, and in connection therewith the parties hereby agree as follows:

Collateral. To secure payment of the “Indebtedness”, as herein defined, Debtor hereby assigns, transfers and sets over to Secured Party, and grants to Secured Party, a security interest in and to 15,000,000 shares of Common Stock of China Voice Holding Corp. and any proceeds from the sale or other disposition (“Collateral”). Certificates evidencing the shares of common stock described herein shall be held by an escrow agent appointed by Secured Party.

Indebtedness. The term “Indebtedness” as used herein, shall mean Debtor’s obligations now existing or hereinafter arising as a result of Debtor’s execution, as “Maker” of those certain Promissory Notes dated January 29, 2009 in the original principal amount of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) payable to the order of Secured Part (“Note”); and, (b) all rearrangements, increases, renewals and extensions of the Notes.

Representations of Debtor. Debtor represents, warrants and agrees as follows:

a.     No financing statement or other instrument of hypothecation covering the Collateral or its proceeds is on file in any public office except in favor of Secured Party; except for the security interest granted by this Security Agreement, there is no lien, security interest or encumbrance in or on the Collateral; and Debtor is the true and lawful owner of the Collateral.

b.     The Collateral will not be sold or transferred, and will not be pledged or made subject to a security agreement without the prior written consent of Secured Party.

c.     Debtor will sign and execute alone or with Secured Party any financing statement or other document or procure any document, and pay all costs in connection therewith necessary to protect the security interest under this Security Agreement against the rights or interests of third persons.

d.     Debtor will, at Debtor’s own expense, do, make, procure, execute and deliver all acts, things, writings and assurances as Secured Party may at any time reasonably request to protect, assure or enforce the interests, rights and remedies of Secured Party created by, provided in or emanating from this Security Agreement.

e.     Until such time as the Notes are paid in full, the Debtor will honor the terms and conditions of any other written agreements entered into with the Secured Party.

f.     Debtor will, when due, pay all taxes and assessments relating to the Collateral.

Uniform Commercial Code. This Security Agreement shall constitute a valid and binding security agreement under the Uniform Commercial Code - Secured Transactions (herein called the “Code”) creating in favor of Secured Party, until the Indebtedness is fully paid, a first and prior security interest in and to the Collateral. Accordingly, Debtor hereby acknowledges unto Secured Party that Secured Party shall have, in addition to any and all other rights, remedies and recourses afforded to Secured Party under this Security Agreement or the Instruments, all rights, remedies and recourses afforded to secured parties by the Code.

Default by Debtor. There will be a default under this Security Agreement upon the happening of any of the following events or conditions which is not cured within any applicable cure periods contained in the Note or any instruments securing the Note (herein called an “Event of Default”):

a.     If any Indebtedness secured by this Security Agreement, either principal or interest, is not paid when due, subject to any notice and cure provisions provided for in the Note.

b.     If the Debtor shall fail to comply with any of the Debtor’s covenants or undertakings in any agreement, instrument or other document between the Debtor and the Secured Party, subject to any notice and cure provisions provided for therein.

c.     If Debtor shall fail to comply with any of Debtor’s covenants or agreements herein and such failure remains uncured for ten (10) days after receipt of written notice from the Secured Party.

d.     If an order, non-appealable judgment or decree is entered by any court of competent jurisdiction, upon the application of a creditor or otherwise, adjudicating Debtor as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or any substantial part of Debtor’s assets and same remains in effect for more than sixty (60) days.

e.     If any warranty, representation or statement contained in this Security Agreement, or any agreement, instrument or other document made or furnished to Secured Party by or on behalf of Debtor in connection with this Security Agreement is proven under applicable law to have been false in any material respect when made or furnished.

Remedies.

a.     When an Event of Default occurs, and at any time thereafter, Secured Party may declare all or a part of the Indebtedness immediately due and payable and may proceed to enforce payment of same and to exercise any and all of the rights and remedies provided by the Code, as well as all other rights and remedies possessed by Secured Party under this Security Agreement or otherwise at law or in equity. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at any place to be designated by Secured Party which is reasonably convenient to both parties. For purposes of the notice requirements of the Code, Secured Party and Debtor agree that notice given at least five (5) days prior to the related action hereunder is reasonable. Secured Party shall be entitled to immediate possession of the Collateral and all books and records evidencing same and shall have authority to enter upon any premises, upon which said items may be situated, and remove same therefrom. Expenses of retaking, holding, preparing for sale, selling, or the like (“Collection Costs”), shall include, without limitation, Secured Party’s reasonable attorneys’ fees and all such expenses shall be recovered by Secured Party before applying the proceeds from the disposition of the Collateral toward the Indebtedness. To the extent allowed by the Code, Secured Party may use Secured Party’s discretion in applying the proceeds of any disposition of the Collateral to the Collection Costs or to the Indebtedness, and Debtor will remain liable for any deficiency remaining after such disposition. All rights and remedies of Secured Party hereunder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other.

b.     Secured Party, in addition to the rights and remedies provided for in the preceding subparagraph, shall have all the rights and remedies of a secured party under the Uniform Commercial Code as adopted by the state where the Collateral is located at the date of any such Event of Default, and Secured Party shall be entitled to all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Indebtedness and the enforcement of the covenants herein and the foreclosure of the security interest created hereby and to resort to any remedy provided hereunder or provided by the Uniform Commercial Code as adopted in the state where the Collateral is located at the date of an Event of Default, or by any other law of such state, shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

c.     Secured Party may remedy any default, without waiving same, or may waive any default without waiving any prior or subsequent default.

Secured Party’s Rights.

a.     The Secured Party is authorized to file a financing statement or statements.

b.     Upon the occurrence of an Event of Default, Secured Party may execute, sign, endorse, transfer or deliver, in the name of Debtor, notes, checks, drafts or other instrument for the payment of money and receipts or any other documents necessary to evidence, perfect or realize upon the security interest and obligations created by this Security Agreement.

c.     At Secured Party’s option, Secured Party may, after notice to Debtor and Debtor’s failure to do so within ten (10) days after receipt of said notice, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, and perform or cause to be performed Debtor’s obligations under the Security Agreement to maintain the same in full force and effect. Debtor agrees to reimburse Secured Party on demand for any payment made, or expense incurred, by Secured Party pursuant to the foregoing authorization, plus interest thereon at the rate of interest provided for in the Note.

d.     No remedy herein conferred upon or reserved to Secured Party is intended to be or shall be exclusive of any other remedy, but every remedy herein provided is cumulative and is in addition to every other remedy given hereunder or in any instrument executed in connection herewith, or now or hereafter existing at law or in equity, or by statute; and every such right and remedy may be exercised from time to time and as often as may be deemed expedient. No delay or omission by Secured Party to exercise any right or remedy arising from any default will impair any such right or remedy or will be construed to be a waiver thereof or of any such default or an acquiescence therein.

Release of Security Interest.

(a)     Upon full and complete payment of all sums owing and to be owing by Debtor to Secured Party and the termination of any obligations of Debtor under the Security Agreement, together with all costs incurred in connection therewith, at the request and expense of Debtor, Secured Party will make, execute and deliver a reassignment of the properties assigned hereby and of the monies, revenues, proceeds, benefits and payments, if any, that may be owing upon the aforesaid Collateral to Debtor but without covenant or warranty, however, of any kind or character, express or implied, and with the provisions that Secured Party will not be required or called upon to refund or account for any payments properly made to Secured Party which have been or may be properly applied to any Indebtedness secured or to be secured hereby.

(b)     Notwithstanding the provisions of Paragraph (a) above, and provided that Debtor is current on its payments and not in default under The Note, Debtor shall have a right to receive partial releases. As each payment is made on the Note, the collateral held will be reduced proportionally to the amount of Note repaid. By way of example, when the first scheduled repayment of $2,333,333.33 is made then the collateral held against the Note will be reduced to 10,000,000 shares of CHVC and so on until all repayments are made. Buyer will be free to use the 5,000,000 shares released on each scheduled payment of $2,333,333.33 at its sole discretion.

Validity of Security Interest. No security taken hereafter as security for payment of any part or all of the Indebtedness shall impair in any manner or affect this Security Agreement, all such present and future additional security to be considered as cumulative security. Any of the Collateral may be released from this Security Agreement without altering, varying or diminishing in any way the force, effect, lien, security interest or charge of this Security Agreement as to the Collateral not expressly released, and this Agreement shall continue as a first lien, security interest and charge on all of the Collateral not expressly released until all sums and indebtedness secured hereby have been paid in full.

Notices. Any notice, request or other document shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at the following addresses, or such other address as such party may hereafter designate by written notice to all parties, which notice shall be effective as of the date of posting:

(a)	If to Debtor:

3390 Peachtree Rd. NE, Suite 1000
Atlanta, Georgia 30326
(404) 969-3601

(b)	If to the Secured Party:

China Voice Holding Corp.
327 Plaza Real, Suite 319
Boca Raton, Florida, 33432

Florida Law. This Security Agreement and the obligations of the parties hereunder are to be interpreted, construed and enforced in accordance with the laws of the State of Florida.

Severability. If any provision of this Security Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Security Agreement and the application of such provisions to other persons or circumstances is not to be affected thereby and is to be enforced to the full extent permitted by law.

Successors and Assigns. This Security Agreement inures to the benefit of, and is binding upon, Debtor and Secured Party and their respective heirs, legal representatives, successors and assigns.

Gender. The use of any gender herein shall include the other genders.

Scope. Nothing herein contained will in any way limit or be construed as limiting the right of Secured Party to collect any note, item, sum or amount secured or to be secured hereby only out of the properties assigned hereby or out of the revenues, monies, proceeds, benefits and payments accruing and to accrue unto Debtor, under and by virtue of said Collateral, but it is expressly understood and provided that all such Indebtedness and amounts secured and to be secured hereby are, and shall constitute, absolute and unconditional obligations of Debtor to pay to Secured Party the amount provided for instruments executed in connection herewith and all agreements with reference thereto at the time and in the manner therein specified or provided. Debtor agrees that Debtor will, from time to time, and upon request of Secured Party, furnish satisfactory proof that the properties assigned hereby and the revenues, monies, proceeds, benefits and payments accruing and to accrue under said Collateral are free and clear of all lawful demands, claims and liens of any and all persons whomsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, this Security Agreement is dated the 29th day of January, 2009.

DEBTOR	SECURED PARTY

FLINT TELECOM GROUP INC	CHINA VOICE HOLDING CORP.,
A Nevada Corporation

By:/s/ Vincent Browne	By: /s/ Bill Burbank
Vincent Browne	Bill Burbank
Chief Executive Officer	Chief Executive Officer